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Exhbit 10.16


                      CONSULTING AND MANAGEMENT AGREEMENT


         Consulting and Management Agreement ("Agreement") made this 24th day of August 2005 by Linkwell Corporation., organized and existing under the laws of Florida State ("Linkwell" or "Company") and China Direct Investments, Inc. existing under the laws of Florida State ("CDI" or "Consultant").

                              W I T N E S S E T H:

A. Linkwell Corp desires to engage the services of Consultant as its representative in the United States. As the U.S. representative, Linkwell Corp will look to the Consultant for advice as it relates to general business affairs and customs in the United States.

Consultant is desirous of performing such services on behalf of Linkwell.

B. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.       Consulting Services.

a Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that he shall, during the term of this Agreement, will undertake the performance of services as outlined in this Agreement.

b Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that he shall, during the term of this Agreement, will support the Company in the following areas:

i.    General business consulting ii. Translation of Chinese/English documents
iii. Management of professional resources, (i.e. legal, accounting, transfer agent, public relations services)
iv. Identification, evaluation and structure of potential mergers and acquisitions
v. Assist in the creation of marketing and sales plans vi. Manage investor road shows/investment conferences vii. Coordinate of public disclosures
      viii. Advice on corporate structure and capital events (i.e. divestitures, spin-offs joint ventures)

2. Term. The Agreement shall be for a term of twelve (12) months from the date hereof. This Agreement may be extended for an additional twelve (12) months upon the mutual agreement of both Linkwell and the Consultant.

3. Compensation. Linkwell shall pay the following compensation to Consultant in consideration for the services to be rendered hereunder:

a There shall be issued to Consultant 2,000,000 shares of Common Stock, $.0005 par value (the "Shares"), in consideration for the agreement to provide services to be performed hereunder.

b There shall be issued to Consultant Warrants to purchase an aggregate of 2,125,000 shares of Common Stock, $.0005 par value (the "Warrants"), of Linkwell Corporation. 2,125,000 Warrants shall be issued in January 2006. Each Warrant shall be exercisable at a price per share of Common Stock of $.20; each Warrant expires thirty six months following the date of its specific issuance;

c Discretionary Award Fees. At the discretion of the Company, this agreement provides for the payment of fees payable to the Consultant. At the mutual agreement of Linkwell and the Consultant, Linkwell can pay to Consultant fees in either readily available funds or other marketable securities.

d For M&A work performed on transactions introduced by the Company, Consultant agrees to accept a fee as it relates to the transaction value. The formula for compensation shall be as follows: 5% of the gross transaction value;

For example: The Company issues 100,000 shares of common stock as consideration for a transaction, the Company will issue to the Consultant

e For work performed on transactions introduced by the Company, Consultant and Company shall mutually agree on the compensation (if any) to be paid to Consultant for services to be provided in coordination with the transaction introduced by the Company.

f Following any consummated transaction (as hereinafter defined) by Linkwell or an Affiliate (as hereinafter defined), at the written request of Linkwell, Consultant shall assist, subject to the direction of Linkwell 's Board of Directors, with the management and day-to-day operations of such Transaction. In this event the Company and the Consultant shall mutually agree on the fees for such services.

All fees under the M&A relationship will be paid in cash or shares of common stock at the option of the Consultant. In the event the Consultant agrees to accept stock options as a form of payment, all options shall have a cashless exercise provision.

4. Registration. Linkwell agrees to provide Consultant with piggyback registration rights for all securities issued to Consultant pursuant to this Agreement at Linkwell 's cost and expense and include the Shares and the Shares underlying all Warrants and/or options in a registration statement to be filed by Linkwell with the Securities and Exchange Commission.

5. Indemnification. Consultant shall not be liable to the Company or to any officer, director, employee, stockholders, or creditor of the Company, for any act or omission in the course of or in connection with the provision of advice or assistance hereunder. The Company agrees to and shall defend, indemnify and hold China Direct Investments, Inc. harmless from and against any and all suits, claims, demand, causes of action, judgment damages, expenses and liability (including court costs and attorney's fees paid in the defense of China Direct Investments, Inc.) which may in any way result from services provided by China Direct Investments, Inc. pursuant to or in connection with this Agreement.

6. Termination. Either party may terminate this Agreement upon the giving of thirty (30) days' prior written notice, but no such termination shall affect the fees payable pursuant to Paragraphs 3 hereof.

7. Subcontractors. This Agreement shall be assignable by Consultant solely upon the consent of Consultant. Linkwell acknowledges that from time to time, Consultant may enlist a subcontractor to perform some of the services provided to Customer. In the event services to be performed as outlined in this Agreement are subcontracted to a third party, the third party shall accept responsibility for the performance of such activities. Consultant will cease to bear any responsibility related to the performance of subcontracted services; however the Consultant will act as liaison between the subcontractor and Linkwell, to monitor the performance of services to be provided by any third party.

8. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

10. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

11. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

13. Other Activities. Nothing contained herein shall prevent Consultant from acquiring or participating in a transaction of any kind with any other entity proposed by Consultant to be acquired by Linkwell. Such transaction may be acquired at a price and upon terms and conditions more or less favorable than those offered to Linkwell.

14. Disclaimer. Consultant acknowledges that he has relied upon the information provided by Linkwell. Consultant has in entering into this Agreement, relied on the warranties or representations made by Linkwell, its officers, directors, agents, legal counsel or accountants concerning Linkwell and/or its stock as to matters past, present or future.

15. Natural Disaster. In the event that any obligation of either party is prevented or delayed by circumstances of natural disaster, such party will be excused from any failure to perform any such obligation under this Agreement to the extent that such failure is caused by any such circumstances.

16. Non-Solicitation of Consultant's Employees: Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.

17. Mediation and Arbitration: If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Palm Beach County, FL. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Florida under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

18. Attorney Fees: If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

19. Notices. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:


Consultant:                                           Company:

James Wang, PhD.                                     Mr. Xue Lian Bian
CEO, Eastern Operations                              Chief Executive Officer
China Direct Investments, Inc.                       Linkwell Corporation
5301 N. Federal Highway, Suite 120                   No. 476 Hutai Branch Road
Boca Raton, FL 33487                                 Baoshan District
561.989.9171      phone                              Shanghai, China  200436
561.989.9206      Fax                                (86) 21-56689332
james@cdii.net    email





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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Linkwell Corporation                        China Direct Investments, Inc.



[Sign name]                                      [Sign name]


Xue Lian Bian                                     James Wang
[Print name]                                      [Print name]

CEO                                         CEO, Eastern Operations
[Title]                                                [Title]


8/28/2005                                        8/28/2005
[Date]                                       [Date]